Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

────────

Reports Year-Over-Year Earnings Growth of 64.4% and Loan Growth of 11.1% (excluding PPP Loans)

BIRMINGHAM, AL (January 27, 2022) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.7 million, or $0.25 per diluted share, for the quarter ended December 31, 2021 (“4Q2021”), compared to $0.8 million, or $0.13 per diluted share, for the quarter ended September 30, 2021 (“3Q2021”) and $1.0 million, or $0.15 per diluted share, for the quarter ended December 31, 2020 (“4Q2020”). For the year ended December 31, 2021 (“Full-year 2021”), the Company’s net income totaled $4.5 million, or $0.66 per diluted share, compared to $2.7 million, or $0.40 per diluted share, for the year ended December 31, 2020 (“Full-year 2020”), an increase of 64.4%. The Company’s earnings growth in 2021 was driven by reductions in both interest and non-interest expense, as well as a decrease in the provision for loan and lease losses.  Although loan loss provisions decreased in 2021, the Company maintained its loan loss reserves as a percentage of total loans at levels consistent with the previous year and did not record negative provisions. Accordingly, loan loss provision expense was commensurate with the Company’s continued loan growth. Growth in loan volume during 4Q2021 totaled $2.1 million, bringing total loan growth for the year ended December 31, 2021, to $60.8 million, or 9.4%. Excluding Paycheck Protection Program (“PPP”) loans which have been administered by the Small Business Administration (“SBA”) in response to the COVID-19 pandemic, total loan growth for 2021 was $71.1 million, or 11.1%.

Strategic Initiatives

Progress continued during 4Q2021 on the Company’s strategic initiatives aimed at improving operating efficiency, focusing the Company’s loan growth activities, and fortifying asset quality. As previously announced, on September 3, 2021, the Bank’s wholly owned subsidiary, Acceptance Loan Company, Inc. (“ALC”), ceased new business development and permanently closed its 20 branch lending locations in Alabama and Mississippi to the public. This initiative resulted in pre-tax expense reductions at ALC netting to $1.3 million, comparing 4Q2021 to 3Q2021.  ALC’s 4Q2021 expense reductions were partially offset by one-time pre-tax charges totaling approximately $0.4 million associated with personnel, lease terminations, and other administrative costs associated with the branch closures.  As of December 31, 2021, approximately $0.9 million in total one-time pre-tax charges associated with ALC’s business cessation had been incurred.  This amount represents the majority of one-time charges currently expected in connection with this strategic initiative.  Future non-interest expenses at ALC are expected to consist primarily of personnel and operating expenses associated with collection of ALC’s remaining loan portfolio, as well as provision expense for loan losses or changes in loss estimates.

The expense reductions associated with the ALC strategy had a significant impact on the improvement of the Company’s earnings in 4Q2021.  These reductions are expected to contribute favorably to the Company’s earnings in future periods; however, revenues associated with loans at ALC will also decrease as ALC’s portfolio continues to pay down.  Loans at ALC totaled $40.8 million as of December 31, 2021, compared to $48.0 million as of September 30, 2021, a reduction of $7.2 million, or 15.0%, during the quarter.  Consistent with the reduction in loans, revenues earned on ALC’s loan portfolio decreased to $2.0 million in 4Q2021, compared to $2.3 million in 3Q2021, or a decrease of 13.0%. Management continues to expect that the majority of ALC’s loans will be paid off by the end of 2023.  Accordingly, the Company’s focus remains on loan growth in other areas of the Bank’s portfolio, as well as efforts to reduce the Bank’s ongoing operating expenses and improve the Company’s efficiency over time.

“We are pleased to end 2021 on a high note from an earnings standpoint,” stated James F. House, President and CEO of the Company. “Our ALC initiative, combined with the closure of four of the Bank’s branches in September, have driven substantial expense savings and improved profitability as we closed out the year.  We also achieved net loan growth during the quarter despite the substantial reductions in ALC’s loan portfolio. Though we remain focused on operational simplification and improvement, we have not lost sight of the importance of loan growth as a driver of long-term earnings,” continued Mr. House.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

Other Fourth Quarter Financial Highlights

Loan Growth – The table below summarizes loan balances by portfolio category at the end of each of the most recent five quarters as of December 31, 2021.

	Quarter Ended
	2021				2020
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$67,048	$58,175	$53,425	$48,491	$37,282
Secured by 1-4 family residential properties	72,727	73,112	78,815	82,349	88,856
Secured by multi-family residential properties	46,000	51,420	53,811	54,180	54,326
Secured by non-farm, non-residential properties	197,901	198,745	191,398	193,626	184,528
Commercial and industrial loans	72,286	73,777	65,772	65,043	69,808
Paycheck Protection Program ("PPP") loans	1,661	3,902	11,587	14,795	11,927
Consumer loans:
Direct consumer	21,689	25,845	26,937	26,998	29,788
Branch retail	25,692	29,764	31,688	31,075	32,094
Indirect sales	205,940	194,154	176,116	153,940	141,514
Total loans	$710,944	$708,894	$689,549	$670,497	$650,123
Less unearned interest, fees and deferred costs	2,594	3,729	4,067	3,792	4,279
Allowance for loan and lease losses	8,320	8,193	7,726	7,475	7,470
Net loans	$700,030	$696,972	$677,756	$659,230	$638,374

The Company’s commercial lending efforts in 2021 led to growth in the Bank’s construction, commercial real estate (secured by non-farm, non-residential properties), and C&I categories of $29.8 million, $13.4 million, and $2.5 million, respectively, for the year.  The growth in these portfolios was consistent with the commercial lending team’s focus areas and is indicative of continued improvement in economic activity in larger metropolitan markets, primarily in the southeast, that the Bank serves.  Growth in these categories was partially offset by decreases during the year in other loan categories including 1-4 residential family, multifamily residential, and PPP loans which decreased $16.1 million, $8.3 million, and $10.3 million, respectively. The reduction in PPP loans was anticipated given the nature of these loans which are administered by the SBA in response to the COVID-19 pandemic. PPP loans are no longer being originated by the Bank, and the reduction in loan balances during 2021 represented loans that were forgiven by the SBA. In addition, the reduction in 1-4 family residential loans included $9.2 million in 1-4 family rental investment properties, a loan category that management has generally sought to reduce exposure to in the current environment.

The Company maintains three consumer lending categories.  The direct consumer and branch retail categories are primarily comprised of loans in ALC’s consumer portfolio.  Accordingly, these categories are expected to decrease as the ALC dissolution strategy continues.  Reductions in the two categories of loans totaled $14.5 million combined in 2021, including a decrease of $8.2 million in 4Q2021, the first full quarter following the cessation of new business at ALC and closure of its branch lending locations.  The indirect category, which grew by $64.4 million in 2021, is focused on consumer lending secured by collateral that includes recreational vehicles, campers, boats, horse trailers and cargo trailers. Since early 2020, the Bank has experienced substantial growth in indirect lending as consumers sought alternatives to more traditional travel and leisure activities in the wake of the COVID-19 pandemic, and as the Bank expanded its lending platform into additional states. The Bank now operates indirect lending in a 12-state footprint primarily in the southeastern United States.

Net Interest Income and Margin – Net interest income totaled $9.3 million in both 4Q2021 and 3Q2021.  Full-year 2021 net interest income totaled $37.0 million, compared to $35.8 million in 2020.  The increase in 2021 resulted primarily from a reduction in interest expense totaling $1.7 million comparing the two years. Although the average balance of both interest-earning assets and interest-bearing liabilities increased in 2021 compared to 2020, the interest rate environment continued to compress margins leading to reductions in both interest income and interest expense.  Due to the interest rate environment, combined with growth in both noninterest and interest-bearing deposits, interest expense reductions outpaced interest income reductions, leading to overall net interest income improvement.  Annualized average funding costs totaled 0.33% in 4Q2021, compared to 0.32% in 3Q2021, and 0.47% in 4Q2020.  Net interest margin totaled 4.10% during 4Q2021, compared to 4.17% for 3Q2021, and 4.59% in 4Q2020.  Full-year 2021 net interest margin was 4.23%, compared to 4.69% in 2020.

Deposit Growth and Deployment of Funds – Total deposits decreased by $8.7 million during 4Q2021, representing the first quarter of deposit reduction since March 31, 2020, at the onset of the COVID-19 pandemic.  For the year ended December 31, 2021, deposits increased by $55.9

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

million, or 7.1%.  The deposit growth during 2021 was consistent with general trends in commercial banking and reflects deposit-holder receipt of stimulus payments and preferences for liquidity. In the current interest rate environment, the increased deposit levels put additional pressure on net interest margin as excess funds were deployed into lower earning assets. Management has continued to focus on deploying investable cash balances into earning assets that meet the Company’s established credit standards, while maintaining appropriate levels of liquidity.

Loan Loss Provision – Loan loss provisioning was $0.5 million in 4Q2021, compared to $0.6 million in 3Q2021. Full-year 2021 loan loss provisioning totaled $2.0 million, compared to $2.9 million in 2020.  The reduction in loan loss provisions in 2021 was due primarily to overall improvement in the economic outlook comparing the two years, as well as the reduced volume of loans in ALC’s portfolio which has historically carried the Company’s highest level of losses.  At the onset of the COVID-19 pandemic, over 1,900 of the Company’s borrowers requested and were granted COVID-19 pandemic-related loan payment deferments. As of December 31, 2021, loans that continued to be in pandemic-related deferment totaled only $0.3 million, compared to $95.2 million as of June 30, 2020, in the early stages of the pandemic. The decrease in deferred loans over the past six quarters is indicative of the strength of the credit quality within the portfolio. Although pandemic-related economic uncertainty continues to exist, management believes that the allowance for loan and lease losses, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of December 31, 2021. The Company will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio and adjust the allowance accordingly. Due to its classification as a smaller reporting company by the Securities and Exchange Commission, the Company is not required to adopt the Current Expected Credit Loss (CECL) model to account for credit losses until January 1, 2023. Management continues to evaluate the impact that the adoption of CECL will have on the Company’s financial statements.

Non-interest Income – Non-interest income was $0.9 million in both 4Q2021 and 3Q2021.  Full-year 2021 non-interest income totaled $3.5 million, compared to $5.0 million in the previous year.  The reduction in non-interest income included $0.5 million in secondary market mortgage revenues that were earned in 2020 associated with the Bank’s mortgage division that was discontinued beginning in 4Q2020.  Although the discontinuance resulted in a reduction in non-interest income, non-interest expense associated with the mortgage division, primarily salaries and benefits, was reduced commensurately. In addition, during 2020, approximately $0.6 million in gains on sale of investment securities and sales of premises and equipment were recorded that were not repeated in 2021.  Furthermore, service and other charges on deposit accounts decreased $0.2 million due primarily to changes in deposit customer behaviors during the pandemic.

Non-interest Expense – Non-interest expense decreased by $1.1 million in 4Q2021, compared to 3Q2021, due primarily to cost savings resulting from ALC’s branch closures, as well as the closure of four of the Bank’s branches in September 2021. As mentioned previously, reductions in non-interest expense were partially offset by one-time pre-tax charges associated with the ALC dissolution initiative.   For the year ended December 31, 2021, non-interest expense totaled $32.8 million, compared to $34.3 million for the year ended December 31, 2020, a reduction of $1.5 million, or 4.5%. Consistent with expense reductions in 4Q2021, the full-year reduction in expenses resulted from cost savings associated with the ALC dissolution strategy combined with Bank branch closures.  Management remains focused on initiatives to continue to simplify the Company’s operating environment and improve operating efficiency.

Balance Sheet Growth – As of December 31, 2021, assets totaled $958.3 million, compared to $890.5 million as of December 31, 2020, an increase of 7.6%.  The Company’s asset growth in 2021 was consistent with overall growth in deposits and borrowings during the year. The deposit growth reflected the impact of the pandemic on both business and consumer deposit holders, including preferences for liquidity, loan payment deferments, tax payment deferments, government stimulus receipts and generally lower consumer spending. Of the total increase in deposits during 2021, $22.6 million represented non-interest-bearing deposits, while $33.3 million were interest-bearing.

Subordinated Debt Issuance – On October 1, 2021, the Company completed a private placement of $11.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes that will mature on October 1, 2031 (the “Notes”). The Notes bear interest at a rate of 3.50% per annum for the first five years, at which time the interest rate will be reset quarterly to a benchmark interest rate per annum which, subject to certain conditions provided in the Notes, will be equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) plus 275 basis points. The Company expects to use the net proceeds for general corporate purposes, which may include the repurchase of the Company’s common stock, and to support organic growth plans, including the maintenance of capital ratios. Following receipt of the net proceeds of the Notes, the Company invested $5.0 million into capital surplus of the Bank.

Asset Quality – The Company’s non-performing assets, including loans in non-accrual status and other real estate owned (OREO), totaled $4.2 million as of December 31, 2021, compared to $4.0 million as of December 31, 2020. During 2021, increases in the total amount of nonperforming assets resulted primarily from banking centers that were closed during the year and reclassified into OREO. As a percentage of total assets, non-performing assets were 0.43% as of December 31, 2021, compared to 0.45% as of December 31, 2020.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in 4Q2021.  Dividends declared by the Company totaled $0.12 in both 2021 and 2020.

Share Repurchases - During 4Q2021, the Company completed share repurchases totaling 45,748 shares of its $0.01 par value common stock at a weighted average price of $11.47 per share. The Company did not repurchase shares during the first three quarters of 2021. The 4Q2021 repurchases were completed under the Company’s existing share repurchase program, which was extended in December 2020, and amended in April 2021 to

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

allow the repurchase of additional shares through its date of expiration on December 31, 2022.  As of December 31, 2021, a total of 1,009,213 shares remained available for repurchase under the program.

Regulatory Capital – During 4Q2021, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of December 31, 2021, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.36%. Its total capital ratio was 12.44%, and its Tier 1 leverage ratio was 9.17%.

Liquidity – As of December 31, 2021, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). In addition, the Company’s operations include Acceptance Loan Company, Inc. (“ALC”), a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, interest costs, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by COVID-19, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus and  protect against it, through vaccinations and otherwise, or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Company’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; cybersecurity threats; and risks related to the Paycheck Protection Program. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended					Year Ended
	2021				2020	2021	2020
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$9,987	$10,030	$10,059	$9,845	$10,204	$39,921	$40,377
Interest expense	727	695	747	781	912	2,950	4,611
Net interest income	9,260	9,335	9,312	9,064	9,292	36,971	35,766
Provision for loan and lease losses	493	618	498	401	469	2,010	2,945
Net interest income after provision for loan and lease losses	8,767	8,717	8,814	8,663	8,823	34,961	32,821
Non-interest income	865	896	809	951	1,008	3,521	5,010
Non-interest expense	7,414	8,547	8,399	8,396	8,477	32,756	34,299
Income before income taxes	2,218	1,066	1,224	1,218	1,354	5,726	3,532
Provision for income taxes	507	229	271	268	309	1,275	825
Net income	$1,711	$837	$953	$950	$1,045	$4,451	$2,707
Per Share Data:
Basic net income per share	$0.27	$0.13	$0.15	$0.15	$0.16	$0.70	$0.43
Diluted net income per share	$0.25	$0.13	$0.14	$0.14	$0.15	$0.66	$0.40
Dividends declared	$0.03	$0.03	$0.03	$0.03	$0.03	$0.12	$0.12
Key Measures (Period End):
Total assets	$958,302	$956,734	$946,946	$926,535	$890,511
Tangible assets (1)	950,233	948,592	938,719	918,216	882,101
Loans, net of allowance for loan losses	700,030	696,972	677,756	659,230	638,374
Allowance for loan and lease losses	8,320	8,193	7,726	7,475	7,470
Investment securities, net	134,319	121,467	123,583	75,783	91,422
Total deposits	838,126	846,842	837,885	818,043	782,212
Short-term borrowings	10,046	10,037	10,017	10,017	10,017
Long-term borrowings	10,653	-	-	-	-
Total shareholders’ equity	90,064	89,597	88,778	87,917	86,678
Tangible common equity (1)	81,995	81,455	80,551	79,598	78,268
Book value per common share	14.59	14.41	14.28	14.15	14.03
Tangible book value per common share (1)	13.28	13.10	12.96	12.81	12.67
Key Ratios:
Return on average assets (annualized)	0.71%	0.35%	0.41%	0.43%	0.48%	0.47%	0.32%
Return on average common equity (annualized)	7.54%	3.71%	4.32%	4.41%	4.82%	5.01%	3.17%
Return on average tangible common equity (annualized) (1)	8.29%	4.08%	4.76%	4.87%	5.34%	5.52%	3.52%
Net interest margin	4.10%	4.17%	4.31%	4.40%	4.59%	4.23%	4.69%
Efficiency ratio (2)	73.2%	83.5%	83.0%	83.8%	82.3%	80.9%	84.1%
Net loans to deposits	83.5%	82.3%	80.9%	80.6%	81.6%
Net loans to assets	73.0%	72.8%	71.6%	71.2%	71.7%
Tangible common equity to tangible assets (1)	8.63%	8.59%	8.58%	8.67%	8.87%
Tier 1 leverage ratio (3)	9.17%	8.51%	8.60%	8.73%	8.98%
Allowance for loan losses as % of loans	1.17%	1.16%	1.13%	1.12%	1.16%
Nonperforming assets as % of total assets	0.43%	0.35%	0.22%	0.37%	0.45%
Net charge-offs as a percentage of average loans	0.18%	0.09%	0.15%	0.25%	0.11%	0.16%	0.20%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED DECEMBER 31, 2021 AND 2020

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2021			December 31, 2020
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$715,882	$9,503	5.27%	$644,759	$9,818	6.06%
Taxable investment securities	127,605	444	1.38%	92,523	344	1.48%
Tax-exempt investment securities	3,091	13	1.67%	3,533	16	1.80%
Federal Home Loan Bank stock	870	8	3.65%	1,135	10	3.51%
Federal funds sold	80	—	—	85	—	—
Interest-bearing deposits in banks	48,310	19	0.16%	63,477	16	0.10%
Total interest-earning assets	895,838	9,987	4.42%	805,512	10,204	5.04%
Non-interest-earning assets:
Other assets	66,147			68,096
Total	$961,985			$873,608

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$244,258	$128	0.21%	$211,000	$134	0.25%
Savings deposits	204,063	145	0.28%	167,429	151	0.36%
Time deposits	212,891	295	0.55%	236,769	591	0.99%
Total interest-bearing deposits	661,212	568	0.34%	615,198	876	0.57%
Borrowings	20,678	159	3.05%	10,021	36	1.43%
Total interest-bearing liabilities (1)	681,890	727	0.42%	625,219	912	0.58%
Non-interest-bearing liabilities:
Demand deposits	179,331			152,537
Other liabilities	10,758			9,515
Shareholders’ equity	90,006			86,337
Total	$961,985			$873,608

Net interest income		$9,260			$9,292
Net interest margin			4.10%			4.59%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.33% and 0.47% for the three-month periods ended December 31, 2021 and 2020, respectively.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

YEAR ENDED DECEMBER 31, 2021 AND 2020

(Dollars in Thousands)

(Unaudited)

	Year Ended			Year Ended
	December 31, 2021			December 31, 2020
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$685,010	$38,229	5.58%	$590,200	$38,251	6.48%
Taxable investment securities	107,141	1,503	1.40%	99,096	1,761	1.78%
Tax-exempt investment securities	3,370	60	1.78%	2,503	55	2.20%
Federal Home Loan Bank stock	928	34	3.66%	1,135	51	4.49%
Federal funds sold	83	—	—	4,740	45	0.95%
Interest-bearing deposits in banks	76,972	95	0.12%	65,609	214	0.33%
Total interest-earning assets	873,504	39,921	4.57%	763,283	40,377	5.29%
Non-interest-earning assets:
Other assets	66,782			70,716
Total	$940,286			$833,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$236,084	$553	0.23%	$192,035	$577	0.30%
Savings deposits	193,766	599	0.31%	162,636	756	0.46%
Time deposits	226,425	1,517	0.67%	233,815	3,143	1.34%
Total interest-bearing deposits	656,275	2,669	0.41%	588,486	4,476	0.76%
Borrowings	13,512	281	2.08%	10,156	135	1.33%
Total interest-bearing liabilities (1)	669,787	2,950	0.44%	598,642	4,611	0.77%
Non-interest-bearing liabilities:
Demand deposits	172,187			140,196
Other liabilities	9,416			9,741
Shareholders’ equity	88,896			85,420
Total	$940,286			$833,999

Net interest income		$36,971			$35,766
Net interest margin			4.23%			4.69%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.35% and 0.62% for the years ended December 31, 2021 and 2020, respectively.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

YEAR-END CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Cash and due from banks	$10,843	$12,235
Interest-bearing deposits in banks	50,401	82,180
Total cash and cash equivalents	61,244	94,415
Federal funds sold	82	85
Investment securities available-for-sale, at fair value	130,883	84,993
Investment securities held-to-maturity, at amortized cost	3,436	6,429
Federal Home Loan Bank stock, at cost	870	1,135
Loans and leases, net of allowance for loan and lease losses of $8,320 and $7,470, respectively	700,030	638,374
Premises and equipment, net of accumulated depreciation of $21,916 and $23,774, respectively	25,123	28,206
Cash surrender value of bank-owned life insurance	16,141	15,846
Accrued interest receivable	2,556	2,807
Goodwill and core deposit intangible, net	8,069	8,410
Other real estate owned	2,149	949
Other assets	7,719	8,862
Total assets	$958,302	$890,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$174,501	$151,935
Interest-bearing	663,625	630,277
Total deposits	838,126	782,212
Accrued interest expense	224	292
Other liabilities	9,189	11,312
Short-term borrowings	10,046	10,017
Long-term borrowings	10,653	-
Total liabilities	868,238	803,833

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,634,918 and 7,596,351 shares issued, respectively; 6,172,378 and 6,176,556 shares outstanding, respectively	75	75
Additional paid-in capital	14,163	13,786
Accumulated other comprehensive loss, net of tax	(276)	(52)
Retained earnings	98,428	94,722
Less treasury stock: 1,462,540 and 1,419,795 shares at cost, respectively	(22,326)	(21,853)
Total shareholders’ equity	90,064	86,678

Total liabilities and shareholders’ equity	$958,302	$890,511

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

YEAR-END CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$9,503	$9,818	$38,229	$38,251
Interest on investment securities	484	386	1,692	2,126
Total interest income	9,987	10,204	39,921	40,377

Interest expense:
Interest on deposits	569	876	2,669	4,476
Interest on borrowings	158	36	281	135
Total interest expense	727	912	2,950	4,611

Net interest income	9,260	9,292	36,971	35,766

Provision for loan and lease losses	493	469	2,010	2,945

Net interest income after provision for loan and lease losses	8,767	8,823	34,961	32,821

Non-interest income:
Service and other charges on deposit accounts	292	306	1,069	1,301
Net gain on sales and prepayments of investment securities	—	—	22	326
Mortgage fees from secondary market	—	68	23	567
Lease income	211	212	830	842
Other income, net	362	422	1,577	1,974
Total non-interest income	865	1,008	3,521	5,010

Non-interest expense:
Salaries and employee benefits	4,206	5,069	19,157	20,536
Net occupancy and equipment	1,070	1,111	4,388	4,185
Computer services	421	485	1,832	1,796
Fees for professional services	272	293	1,275	1,297
Other expense	1,445	1,519	6,104	6,485
Total non-interest expense	7,414	8,477	32,756	34,299

Income before income taxes	2,218	1,354	5,726	3,532
Provision for income taxes	507	309	1,275	825
Net income	$1,711	$1,045	$4,451	$2,707
Basic net income per share	$0.27	$0.16	$0.70	$0.43
Diluted net income per share	$0.25	$0.15	$0.66	$0.40
Dividends per share	$0.03	$0.03	$0.12	$0.12

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Fourth Quarter and Full Year 2021 Results

January 27, 2022

		Quarter Ended					Year Ended
		2021				2020	2021	2020
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$958,302	$956,734	$946,946	$926,535	$890,511
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		634	707	792	884	975
Tangible assets	(a)	$950,233	$948,592	$938,719	$918,216	$882,101

Total shareholders’ equity		$90,064	$89,597	$88,778	$87,917	$86,678
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		634	707	792	884	975
Tangible common equity	(b)	$81,995	$81,455	$80,551	$79,598	$78,268

Average shareholders’ equity		$90,010	$89,603	$88,477	$87,456	$86,337	$88,896	$85,420
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		669	746	836	927	1,019	794	1,172
Average tangible shareholders’ equity	(c)	$81,906	$81,422	$80,206	$79,094	$77,883	$80,667	$76,813

Net income	(d)	$1,711	$837	$953	$950	$1,045	$4,451	$2,707
Common shares outstanding (in thousands)	(e)	6,172	6,218	6,215	6,214	6,177

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$13.28	$13.10	$12.96	$12.81	$12.67

Tangible common equity to tangible assets	(b)/(a)	8.63%	8.59%	8.58%	8.67%	8.87%

Return on average tangible common equity (annualized)	(1)	8.29%	4.08%	4.76%	4.87%	5.34%	5.52%	3.52%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)